Exhibit 99.2

As I’m sure all of you on this call know, this morning we announced that ViSalus, Blyth’s very healthy lifestyle direct selling company, withdrew its initial public offering because current uncertain market conditions for these types of transactions in its market segment was not recognizing the extraordinary growth and potential future growth of the Company.  Blyth management fully supports this decision as the Visalus founders, its senior managers and Blyth management is fully committed to ViSalus’ long term growth.

We want to take the opportunity now to share our perspective and then take your questions.

First and foremost, nothing in Blyth’s or ViSalus’ fundamentals has changed.  Blyth has a strong balance sheet and continues to generate strong cash flow.  ViSalus continues to achieve impressive growth and ViSalus’ founders and management are committed to building equity together with Blyth for the long term.  To repeat, the current IPO marketplace does not appear willing to recognize the strength of this story, however.

For those of you not familiar with ViSalus’ specific achievements, let me remind you that it is a company that is growing every day, with net sales growth in excess of 450% during the first half of 2012 versus the prior year.  It has over 100,000 individual promoters, 15,000 of which traveled to Miami this past July to attend ViSalus’ Vitality Conference.  It currently has over one million customers – hardly a surprise given their on-target strategy of challenging people to live a much-needed healthy lifestyle.  Moreover, they support people so they can be successful in meeting this challenge.  And, ViSalus hasn’t even gone outside the United States and Canada yet.

Finally, let me address Blyth’s liquidity in 2013.  We have a lot of options.  We are exploring each of them thoughtfully.  We are confident we will formulate a strategy to meet these obligations well in advance of when they come due.  At this time, however, we believe it is inappropriate for us to address any of the specific options, but we are fully confident in these options and our ability to fund them.